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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2006, accompanying the consolidated financial statements and schedules included in the Annual Report of Boykin Lodging Company and subsidiaries and Boykin/AEW, LLC on Form 10-K for the year ended December 31, 2005. We have also issued our report dated February 28, 2006 on the effectiveness of Boykin Lodging Company and subsidiaries internal control over financial reporting. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Boykin Lodging Company and subsidiaries on Form S-8 (File No. 333-39259, effective October 31,
1997) on Form S-3 (File No. 333-39369, effective November 14, 1997).


/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 15, 2006